Exhibit 99.1

GLUCOTRACK ANNOUNCES 180-Day Extension to Regain Compliance with Nasdaq Minimum Bid Price Requirement

Rutherford, NJ, November 30, 2023 (GLOBE NEWSWIRE) -- Glucotrack, Inc. (Nasdaq: GCTK) (“Glucotrack” or the “Company”), a medical device company focused on glucose monitoring technologies for people with diabetes and prediabetes, announced today it has received a notification letter from Nasdaq Stock Market LLC (“Nasdaq”) that the Company has been granted an additional 180-day compliance period, or until May 20, 2024, to regain compliance with Nasdaq’s minimum bid price rule.

In a notification letter dated May 26, 2023, Nasdaq informed the Company that, based on the previous 30 consecutive business days, the Company’s common stock no longer met the minimum $1.00 bid price per share requirement. Therefore, in accordance with Nasdaq’s Listing Rule 5810(c)(3)(A), the Company was provided 180 calendar days, or until November 22, 2023, to regain compliance.

On November 24, 2023, the Company received a letter from Nasdaq notifying the Company that it is eligible for an additional 180 calendar day period to regain compliance (the “Extended Compliance Period”). Nasdaq’s determination is based on the Company meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the Nasdaq Capital Market, with the exception of the minimum bid price requirement, and the Company’s written notice of its intention to cure the deficiency during the Extended Compliance Period, and if necessary, by effecting a reverse stock split.

If, at any time before May 20, 2024, the closing bid price of the Company’s common stock is at least $1.00 per share for a minimum of 10 consecutive business days, the Company will regain compliance with this Nasdaq rule.

This current notification from Nasdaq has no immediate effect on the listing or trading of the Company’s common stock, which will continue to trade on the Nasdaq Capital Market under the symbol “GCTK.”

About Glucotrack, Inc.

Glucotrack, Inc. (NASDAQ: GCTK) is focused on the design, development, and commercialization of novel technologies for people with diabetes and prediabetes. The Company is currently developing a long-term implantable continuous glucose monitoring system for people living with diabetes. For more information, please visit http://www.glucotrack.com.

Investor Contact: investors@glucotrack.com

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “expect”, “plan” and “will” are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect Glucotrack’s actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release. Factors that may affect Glucotrack’s results include, but are not limited to, the ability of Glucotrack to raise additional capital to finance its operations (whether through public or private equity offerings, debt financings, strategic collaborations or otherwise); risks relating to the receipt (and timing) of regulatory approvals (including FDA approval); risks relating to enrollment of patients in, and the conduct of, clinical trials; risks relating to its current and future distribution agreements; risks relating to its ability to hire and retain qualified personnel, including sales and distribution personnel; and the additional risk factors described in Glucotrack’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2022 as filed with the SEC on March 31, 2023.